N-SAR Exhibit: Sub-item 77I
Western Asset Funds, Inc.
Western Asset Asian Opportunities Fund Inc. (the "Fund")

In connection with the terms of the offering of Class A, Class C, Class FI, Class R, Class I and Class IS shares of Western Asset Asian Opportunities Fund (the "Fund"), Registrant incorporates by reference the Fund's prospectus, Statement of Additional Information, Form of Investment Management Agreement and Forms of Investment Advisory Agreements, and other agreements related thereto, as filed with the Securities and Exchange Commission pursuant to Rule 485(b) of the Securities Act of 1933, on post-effective Amendment No. 56 to Form N-1A, on February 7, 2012 (Accession No. 0001193125-12-292337).